BlackRock New Jersey Municipal Bond Trust
File No. 811-21050
Item No. 77Q1(a) (Copies of Material Amendments to Registrant’s Charter or By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock New Jersey Municipal Bond Trust’s (the “Fund”) Amendment to the Fund’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 16, 2015 and filed with the Fund’s books and records.

1134725.01-NYCSR01A - MSW

Exhibit 77Q1(a)

BLACKROCK NEW JERSEY MUNICIPAL BOND TRUST
(THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP No.   09249A307*

Amendment to Notice of Special Rate Period

June 16, 2015

BlackRock New Jersey Municipal Bond Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

To:  Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Statement of Preferences of Variable Rate Demand Preferred Shares, dated June 13, 2012 (the “Statement of Preferences”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the last day of the Special Rate Period has been extended from June 24, 2015 to June 22, 2016 in accordance with the terms of the Notice of Special Rate Period and the Fund has determined to amend the definition of “Ratings Spread” in the Notice of Special Rate Period, dated June 14, 2012 (the “Notice of Special Rate Period”).

The last day of the Special Rate Period shall be June 22, 2016, or such later date as the Special Rate Period may be extended pursuant to the terms of the Notice of Special Rate Period.

As of June 24, 2015, the definition of “Ratings Spread” in the Notice of Special Rate Period is hereby deleted in its entirety and replaced with the following:

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

1134725.01-NYCSR01A - MSW

Moody’s/Fitch	Percentage
Aaa/AAA	0.90%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or Unrated	4.00%

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Statement of Preferences and the Notice of Special Rate Period.

[Signature Page Follows]

1134725.01-NYCSR01A - MSW

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

BLACKROCK NEW JERSEY MUNICIPAL BOND TRUST

By:             /s/ Robert W. Crothers
       Name: Robert W. Crothers
       Title:   Vice President